Exhibit 99.1

                 Hecla Reports Year End 2004 Results;
                   Updates Reserves and Resources;
                For the Period Ended December 31, 2004

    COEUR D'ALENE, Idaho--(BUSINESS WIRE)--Feb. 22, 2005--Hecla Mining Company (NYSE:HL) today reported increased sales and gross profit in 2004 compared to 2003. A decrease in silver and gold production was offset by increased precious metals prices during the year. In 2004, Hecla's net loss was $6.1 million, compared to a net loss of $6 million in 2003. Hecla's income for 2004 was $23.3 million, before accounting for exploration and pre-development expenses and a noncash environmental accrual for closed operations. This compares to income before environmental accruals and exploration and pre-development expenses of $28.1 million in 2003.
    Hecla's President and Chief Executive Officer Phillips S. Baker, Jr., said, "Today we hold property in five world-class mining districts. To maximize our opportunities on these excellent exploration properties, we increased our exploration spending in 2004 to $16 million, and spent $4 million in pre-development expense -- more than we've ever spent in our history. Our robust operating cash flow and promising exploration targets give us the opportunity to make a concerted effort over the next three to four years on exploration, growing our resource base and leading to increased production in the future. We were successful in 2004 and have created a platform for continued success in 2005 and beyond."
    Hecla maintained its position in 2004 as the lowest-cost primary silver miner and one of the lowest-cost gold miners in the business. The company produced nearly 7 million ounces of silver in 2004, at an average total cash cost of $2.02 per ounce, and about 190,000 ounces of gold, at an average total cash cost of $180 per ounce, a strong performance relative to the rest of the industry. Production for the fourth quarter and year was lower than expected, as a strike by workers at the Velardena mill during virtually the entire fourth quarter of 2004 reduced planned production from the San Sebastian mine in Mexico. The mine at San Sebastian continued to operate and stockpile ore in preparation for processing when the strike is concluded. Company-wide 2005 production is estimated in the same range as 2004, at about 6.5 million ounces of silver at an average total cost of less than $2.50 per ounce and approximately 190,000 ounces of gold at an average total cash cost of $180 per ounce, assuming the strike is resolved. Hecla's estimate of cash cost per ounce of gold is based on an effective Venezuelan currency exchange rate of 2,500 bolivares to US$1. The company is currently evaluating several significant changes to the exchange control rules applicable to exports of goods, services or technology scheduled to go into effect in Venezuela in mid-March, which could cause total cash costs per ounce of gold to be 10% to 20% higher.
    Hecla's reported ounces of silver produced in the fourth quarter of 2004 was 1.3 million, compared to 2.3 million in the same period last year, and 35,736 ounces of gold in the fourth quarter of 2004, compared to 51,724 ounces of gold in the fourth quarter 2003, with lower production in 2004 due to lack of milling facilities at San Sebastian. The net loss in the fourth quarter of 2004, which included $7.2 million in exploration and pre-development expenses, was $3.8 million, compared to net income in the fourth quarter of 2003 of $2.2 million, which included just $2.7 million in exploration and pre-development expenses.
    Hecla's balance sheet is extremely healthy. The company is debt-free, and cash, cash equivalents and short-term investments totaled $80.8 million at the end of 2004.

    2004 HIGHLIGHTS

    -- Began development of Mina Isidora gold mine in Venezuela, with commercial production as part of the La Camorra unit scheduled for 2006

    -- Expansion commenced at the Lucky Friday silver mine in northern Idaho to double production to 4 million ounces annually in 2006; increased the strike length on the Lucky Friday deposit

    -- Feasibility work initiated at the Noche Buena gold property in Mexico

    -- A new significant mineralized structure discovered on the Block B property in Venezuela (Twin Conductora)

    -- Began excavation of the underground exploration ramp at the Hollister gold project in Nevada

    --  Replaced reserves mined during 2004 at all properties except
        San Sebastian

    -- Produced approximately 7 million ounces of silver at an average total cash cost of $2.02/oz, and 189,860 ounces of gold at an average cash cost of $180/oz

    -- Noncash environmental accruals of $8.4 million in the third quarter

    -- Successful exchange of preferred stock for common stock, with accompanying $10.9 million noncash dividend charge on the income statement

    -- Debt-free, with $80.8 million in cash and short-term investments at the end of 2004

    OPERATIONS

    SILVER

    Hecla produced 6,960,580 ounces of silver in 2004 at an average total cash cost per ounce of $2.02. Fourth quarter production was 1,310,178 ounces at an average total cash cost of $2.92. Higher fuel, steel and transportation costs impacted costs per ounce across the board for Hecla, as well as the rest of the mining industry, in the latter part of 2004.
    Increased costs and decreased production of silver compared to 2003 were also affected by a strike during the fourth quarter at the mill in Velardena, Mexico, which processes the ore from Hecla's San Sebastian mine. The strike at the mill occurred because the national union wants to unionize the mine. Mine workers have informed the company, the union and the Ministry of Labor they do not want to unionize. The company is meeting regularly with government and union officials to resolve the issue. The mine continued to operate at a normal rate during the fourth quarter, stockpiling ore in preparation for future processing. The mill can process the ore at a much faster rate than it is mined once the strike is resolved, although the company is also looking for contract custom milling facilities that can process the ore. At the end of the year, 30,000 tons of ore-grade material had been stockpiled, containing an estimated 350,000 ounces of silver and 12,000 ounces of gold. The Francine and Don Sergio veins at the San Sebastian mine will be exhausted by mid-2005 and the mine will cease production. Work is continuing on the deeper part of the Francine vein, known as the Hugh zone, but is not far enough along to allow uninterrupted production. As expected, the ore grades are decreasing as the mine life winds down. Baker said, "San Sebastian has been a tremendously profitable mine for Hecla. Given the prospects on our 200-square-mile property, I expect we will soon discover the next deposit, develop the Hugh zone, or both. We expect to be exploring and mining in Mexico for a long time to come."
    The Lucky Friday silver mine in northern Idaho produced 2 million ounces of silver during 2004, at an average total cash cost of $5.12 per ounce. As expected, cash costs were higher than in 2003, as mining gets deeper and more costly until the new access is completed on the 5900 level. Lucky Friday personnel did a good job of controlling costs in 2004, considering price increases for fuel and steel, and increased manpower as the Lucky Friday gears up for higher production levels at the end of 2005. When complete, the new 5900-level drift will bring lower costs and higher production. About $3.8 million was spent on this expansion during 2004. By the third quarter of 2005, miners should be drifting on the new vein. Some production will come out of the new area before the end of 2005, with full production by early 2006. Cash costs are expected to decrease by as much as $1 per ounce with full production from the 5900 level. During 2004, Lucky Friday was able to more than replace the reserves it mined during the year and added almost a year to proven and probable reserves. Lucky Friday's estimated 2005 production is approximately 3 million ounces of silver.
    In Alaska, Hecla's Greens Creek silver mine produced 2.9 million ounces of silver and 25,624 ounces of gold, at an average total cash cost of $1.13 per ounce of silver for Hecla's account. Hecla holds about 30% of the project, partnering with Kennecott Greens Creek Mining Company, a subsidiary of Rio Tinto. Production at the mine was down slightly compared to the previous year due to lower ore grade, but cash costs per ounce for the year decreased, in part due to increased by-product metals prices. In the fourth quarter alone, costs increased compared to the fourth quarter of 2003 because of a lower ore grade and higher dilution from pillar extraction. Anticipated production in 2005 at Greens Creek is 2.8 million ounces of silver and 23,000 ounces of gold. During 2004, the Greens Creek tailings facility was expanded and some mill improvements were implemented. Greens Creek obtained ISO (International Organization for Standardization) 14001 certification on its first attempt in 2004, which is a major environmental achievement. ISO is a global organization and the certification recognizes that Greens Creek comprehensively addresses environmental protection and pollution prevention.

    GOLD

    Hecla produced 189,860 ounces of primary and by-product gold in 2004. Of the total, 130,437 ounces were mined in Venezuela at an average total cash cost of $180 per ounce.
    At the La Camorra mine in eastern Venezuela, the ore grade was more than two-thirds of an ounce of gold per ton. La Camorra is an underground gold mine, accessed through a decline ramp. At the mine, haulage times continue to increase as the mine's ramp goes deeper. Increased haul distances affected costs at the mine, as did increased maintenance issues during the year. To offset higher costs experienced over the last few quarters and expected through midyear that are associated with the deepening of the mine, Hecla started construction of a 2,000-foot production and ventilation shaft in 2004. The new shaft, scheduled to go into service in the second quarter of 2005, will help maintain lower costs at the mine. Between La Camorra, a small number of ounces from Mina Isidora and custom milling for small miners in the area, Hecla expects to produce 140,000 ounces of gold out of Venezuela in 2005. Costs were expected to be about the same as 2004, but may increase due to changes in Venezuela's currency exchange controls.
    Mina Isidora, a new gold mine that Hecla is developing in the El Callao gold district about 70 miles north of the La Camorra gold mine, is on schedule to begin full production in 2006. Some production from the area accessed by the Pozo de Agua incline shaft is expected before the end of 2005. The mine will have two points of access, a main ramp and a small, rehabilitated incline shaft. The shaft rehabilitation is about 90% complete, and this shaft will allow Hecla to gain early access to high-grade gold ore in Mina Isidora. The Mina Isidora ramp is more than halfway to the vein. Approximately 350,000 ounces of proven and probable gold reserve with an average grade of 1 ounce per ton has been identified at Mina Isidora, with the deposit remaining open at depth.
    Hecla started its custom milling business in 2004, providing technical assistance to 20 small mining cooperatives. Baker said, "Realizing that these miners are an integral part of the gold mining industry in Venezuela and lending a helping hand has created incalculable goodwill from the communities and the government toward Hecla. We recently received recognition from the Governor of the State of Bolivar for our model economic programs and integration of the small miners into our business."

    RESERVES AND RESOURCES

    Hecla replaced or increased the proven and probable ore reserves mined in 2004 at each operation except for San Sebastian in Mexico, where ore reserves will be depleted and mining will be finished in mid-2005.


                        ESTIMATED ORE RESERVES
                      (as of December 31, 2004)
Proven and Probable
----------------------------------------------------------------------
                                            Gold    Silver  Lead Zinc
 Mine - (Hecla interest in %)     Tons    (oz/ton) (oz/ton)  (%)  (%)
----------------------------------------------------------------------
 Lucky Friday Unit, USA          757,700        -     14.7  7.9   2.4
 Greens Creek (29.73%), USA    2,358,189     0.11     14.1  3.9  10.2
 San Sebastian Unit, Mexico       30,300     0.29     15.4    -     -
 La Camorra Unit, Venezuela      695,157     0.81        -    -     -

----------------------------------------------------------------------


                        ESTIMATED ORE RESERVES
                      (as of December 31, 2004)
Proven and Probable
------------------------------- -------------------------------------
                                  Gold     Silver      Lead     Zinc
 Mine - (Hecla interest in %)   (ounces)  (ounces)    (tons)   (tons)
------------------------------- --------------------------------------
 Lucky Friday Unit, USA               -  11,150,368   59,888   18,047
 Greens Creek (29.73%),
  USA                           261,604  33,334,025   92,916  240,467
 San Sebastian Unit,
  Mexico                          8,600     465,400        -        -
 La Camorra Unit,
  Venezuela                     563,791           -        -        -
                          TOTAL 833,995  44,949,793  152,804  258,514
------------------------------- --------------------------------------


Mineralized Material (1)
----------------------------------------------------------------------
                                             Gold    Silver  Lead Zinc
  Mine - (Hecla interest in %)     Tons    (oz/ton) (oz/ton)  (%)  (%)
----------------------------------------------------------------------
  San Sebastian Unit (2)           33,000     0.33     20.6    -    -
  La Camorra Unit (3)             571,272     0.39        -    -    -
  Lucky Friday Unit (4)         5,221,315        -      9.3  5.1  2.6
----------------------------------------------------------------------

(1) Securities and Exchange Commission guidelines do not allow the company to complete the calculation of tons multiplied by grade to equal contained ounces in the "mineralized material" and "other resources" categories.

(2) In situ Francine vein and Don Sergio vein, diluted to assumed mining width and adjusted for expected mining recovery.

(3) In situ resources, Canaima Lower and Middle veins, diluted and factored for mining recovery (90%) and Isidora in situ M and S vein.

(4) In situ Measured and Indicated resources from Gold Hunter and
    Lucky Friday vein systems, diluted and factored for expected mining recovery.


Other Resources(1)
---------------------------------------------------------------------
                                            Gold    Silver  Lead Zinc
  Mine - (Hecla interest in %)    Tons    (oz/ton) (oz/ton)  (%)  (%)
----------------------------------------------------------------------
  San Sebastian Hugh (2)         478,837     0.02      8.6  5.4   6.7
  San Sebastian DS & F (3)        83,000     0.35      8.6    -     -
  Lucky Friday Unit (4)        2,623,560        -     10.3  6.2   2.6
  Greens Creek (29.73%) (5)      785,276     0.13     14.0  4.0  11.1
  La Camorra Unit (6)            616,486     0.62        -    -     -
  Noche Buena (7)              9,349,737     0.03        -    -     -
----------------------------------------------------------------------

(1) Securities and Exchange Commission guidelines do not allow the company to complete the calculation of tons multiplied by grade to equal contained ounces in the "mineralized material" and "other resources" categories.

(2) Inferred resources, Hugh zone (Deep Francine).

(3) Inferred resources, Francine and Don Sergio veins diluted to assumed mining width and adjusted for mining recovery.

(4) Inferred resources, diluted to assumed mining width and adjusted for mining recovery.

(5) Inferred resources, East, West, SW, NWW, 9A, and 200S orebodies, factored for dilution and mining recovery.

(6)  Indicated resource, diluted and factored for mining.

(7)  Indicated and Inferred resources inside dipper pit.

    Baker said, "In 2005, we expect to spend approximately $23 million on exploration and pre-development expense. With this expenditure, our goal is to add reserves and resources during 2005, with further additions in future years. This would allow us to increase our gold production and see the silver side of our business grow through quality, low-cost production." In 2005, Hecla plans exploration expenditures of approximately $1.5 million in the United States, $4 million in Mexico, $5.5 million in Venezuela, $3 million on unallocated projects, and $9 million in pre-development at the Hollister Development Block project.

    VENEZUELA EXPLORATION

    In Venezuela, drilling in 2005 is expected to expand the reserve at Mina Isidora on the Block B property near El Callao. In 2004, exploration drilling to the east of Mina Isidora identified potential for a new ore shoot beneath the old Chile mine, where a number of ore-grade intercepts returned values up to 15 grams of gold per tonne over 6.71 meters. This ore shoot would be accessible from Mina Isidora and drilling is planned this year to further test the area.
    Elsewhere on Block B, Hecla will continue work on the Twin Conductora system, where drilling in 2004 has identified a previously unknown mineralized structure. Drilling has returned a number of ore-grade intercepts, where the best assay interval is 16.2 grams of gold per tonne over a width of 6.78 meters. The mineralized structure has been traced over a strike length of 700 meters, and down dip over 350 meters. The structure is open in all directions. According to Baker, "Our first two exploration attempts on Block B have arguably been wildly successful, resulting in the development of Mina Isidora and now the identification of a large new mineralized structure. This is very prospective property, and we've now begun evaluating the geophysics and geochemistry results to point us to additional targets on Block B."
    At the La Camorra mine, deep directional drilling will continue to be employed to test targets on the east flank of La Camorra's Main vein and at depth beneath the current resource limits.

    MEXICO EXPLORATION

    In Mexico, exploration drilling in 2004 has identified a new silver resource deeper on the Francine vein, which has been called the Hugh zone. Drilling will continue in 2005 to further define the resource. The Hugh zone is the first priority on the Mexican property. However, other high priority targets are also being drill tested to the west and north of the mine. That program will be continued in the second and third quarters of 2005.
    Hecla added to its already large land position in central Mexico with the acquisition of the La Roca concessions during the fourth quarter. La Roca is a historic mining district that lies to the northeast of San Sebastian and has potential for both silver and gold.
    At Noche Buena, a potential surface heap leach gold operation in northern Mexico, work is on schedule to complete a feasibility study in the third quarter of this year. The resource model has been completed and the pit design, engineering and metallurgical test work are underway. The current resource at Noche Buena is 9.3 million tons at a grade of 0.03 ounce of gold per ton.

    UNITED STATES EXPLORATION

    More than 500 feet of advance has been made on the decline at the Hollister Development Block gold exploration project in Nevada. This underground exploration project, an earn-in to a joint venture with Great Basin Gold, is located in northern Nevada, near the Carlin trend. Surface facilities are 90% complete. Access to the deposit via the ramp, exploration drilling and drifting, and a feasibility study leading to a decision on production are on schedule to be completed in approximately 18 months.
    During 2004, exploration drilling at the Lucky Friday in northern Idaho led to a 12.5% increase in the strike length of the silver deposit on the mine's 5900 level. In 2005, additional drilling at depth will test other targets for similar styles of mineralization to the east of the identified reserve and elsewhere on the property.
    The Greens Creek mine in Alaska also reported progress on its exploration program in 2004. Underground drilling targeted the mineralization intersected west of the Gallagher fault in early 2004. Nine holes have been drilled and all have intersected significant mineralization. Two zones of mineralization have been intersected in a number of the holes, with the longest continuous intercept of mineralization being over 280 feet in length. Assay results for the holes are still pending, however the sections have coarse grain galena, sphalerite and rare ruby silver as well as electrum and acanthite, which is usually an indication of promising metal grades.

    OTHER

    In the fourth quarter, Hecla declared a dividend of $0.875 per share on the outstanding Series B Cumulative Convertible Preferred stock. The cash dividend, totaling approximately $0.1 million, was paid on January 3, 2005. There are 157,816 shares of the Preferred B stock outstanding.
    A milestone for Hecla was reached during the fourth quarter, as the company celebrated 40 years of listing on the New York Stock Exchange. Hecla CEO Phil Baker, along with former Hecla CEO William Griffith and former CEO and current Chairman Arthur Brown, rang the closing bell at the NYSE in October 2004 to commemorate the event.
    Long-time Hecla director Joe Coors, Jr. retired from the board of directors in February 2005. After 15 years of dedicated service to Hecla, Coors has decided to focus on other projects and opportunities.
    Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines and processes silver and gold in the United States, Venezuela and Mexico. A 114-year-old company, Hecla has long been well known in the mining world and financial markets as a quality silver and gold producer. Hecla's common and preferred shares are traded on the New York Stock Exchange under the symbols HL and HL-PrB.

    Cautionary Note to Investors -- The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release, such as "resource," "other resources" and "mineralized materials" that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

    Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production, exploration risks and results, political risks, project development risks and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

    Hecla Mining Company news releases can be accessed on the Internet at: http://www.hecla-mining.com.


                         HECLA MINING COMPANY
      (dollars in thousands, except per share, per ounce and per pound amounts - unaudited)

                       Fourth Quarter Ended          Year Ended

HIGHLIGHTS             Dec. 31,      Dec. 31,   Dec. 31,   Dec. 31,
                         2004          2003       2004       2003
----------------------------------------------------------------------
FINANCIAL DATA
----------------------------------------------------------------------
Sales of products     $   28,746  $   31,630  $  130,826   $  116,353
Gross profit               7,022       8,045      37,406       35,035
Income before
 environmental
 accruals and
  exploration and pre-
   development
   expenses (1)            3,856       4,841      23,271       28,094
Net income (loss)         (3,770)      2,171      (6,134)      (6,016)
Basic loss per common
 share (2)                 (0.03)      (0.07)      (0.15)       (0.16)
Cash flow provided
 (used) by operating
 activities               (3,948)      8,369      13,334       25,977
----------------------------------------------------------------------
SALES OF PRODUCTS
----------------------------------------------------------------------
Silver operations (3) $   17,593  $   20,977  $   82,942   $   76,658
Gold operations           11,153      10,670      47,884       39,192
Other                        - -         (17)        - -          503
                      ----------  ----------  ----------   ----------
  Total sales         $   28,746  $   31,630  $  130,826   $  116,353
----------------------------------------------------------------------
GROSS PROFIT (LOSS)
----------------------------------------------------------------------
Silver operations (3) $    4,804  $    5,506  $   24,875   $   21,605
Gold operations            2,218       2,552      12,531       13,530
Other                        - -         (13)        - -         (100)
                      ----------  ----------  ----------   ----------
  Total gross profit  $    7,022  $    8,045  $   37,406   $   35,035
----------------------------------------------------------------------
PRODUCTION SUMMARY -
 TOTALS
----------------------------------------------------------------------
Silver - Ounces        1,310,178   2,331,587   6,960,580    9,817,324
Gold - Ounces             35,736      51,724     189,860      204,091
Lead - Tons                4,770       5,201      19,558       21,224
Zinc  - Tons               6,776       6,525      25,644       25,341
Average cost per ounce
 of silver produced
 (3):
  Cash operating costs
   ($/oz.)                  2.79        1.01        1.87         1.31
  Total cash costs
   ($/oz.) (4)              2.92        1.15        2.02         1.43
  Total production
   costs ($/oz.)            4.34        2.51        3.57         2.70
Average cost per ounce
 of gold produced (5):
  Cash operating costs
   ($/oz.)                   229         181         176          154
  Total cash costs
   ($/oz.) (4)               237         181         180          154
  Total production
   costs ($/oz.)             318         250         271          222
----------------------------------------------------------------------
AVERAGE METAL PRICES
----------------------------------------------------------------------
Silver - Handy &
 Harman ($/oz.)             7.26        5.30        6.69         4.91
Gold - Realized
 ($/oz.)                     397         362         379          339
Gold - London Final
 ($/oz.)                     434         392         409          364
Lead - LME Cash
 (cents/pound)              43.5        28.8        40.2         23.4
Zinc - LME Cash
 (cents/pound)              50.5        42.2        47.5         37.5

(1) As reported on page one of this release, income before environmental accruals and exploration and pre-development expenses of $23.3 million for 2004 and income before environmental accruals and exploration and pre-development expenses of $28.1 million for 2003 represent non-U.S. generally accepted accounting principles (GAAP) measurements. The following table presents a reconciliation between net income (loss) to non-GAAP income before environmental accruals and exploration and pre-development expenses for the quarters and years ended December 31, 2004 and 2003:

Net income (loss)     $   (3,770)   $  2,171    $ (6,134)  $   (6,016)
Add noncash adjustment
 to provision for closed
 operations and
 environmental matters       427          --       9,183       23,107
Add exploration            4,520       2,323      15,995        9,608
Add pre-development        2,679         347       4,227        1,395
                      ----------    --------    --------   ----------
Income before
 environmental accruals
 and exploration and
 pre-development
 expenses             $    3,856    $  4,841    $ 23,271   $   28,094
                      ==========    ========    ========   ==========

(2) For the quarters and years ended December 31, 2004 and 2003, preferred stock dividends of $0.1 million and $10.2 million, respectively, and $11.6 million and $12.2 million, respectively, are not included in the determination of net income (loss); however, they are included in determining loss applicable to common shareholders and loss per share. Both the 2004 and 2003 amounts include noncash dividends of approximately $10.9 million and $9.6 million, respectively, related to exchanges of preferred stock for common stock. Including the effects of preferred stock dividends, we reported a loss applicable to common shareholders of $3.9 million for the three months ended December 31, 2004, as compared to a loss applicable to common shareholders of $8.0 million during the same period in 2003. For the years ended December 31, 2004 and 2003, losses applicable to common shareholders totaled $17.7 million and $18.2 million, respectively.

(3) Includes gold produced at silver properties, which is treated as a by-product credit and included in the calculation of silver costs per ounce.

(4) Total cash costs per ounce of silver and gold represent non-U.S. generally accepted accounting principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs (GAAP) can be found in the cash costs per ounce reconciliation section of this news release. For additional information, see note (1) on the cash costs per ounce reconciliation section.

(5) Includes gold produced from third-party mining operations located near the La Camorra mine, which is treated as a by-product credit and included in the calculation of gold costs per ounce.


                         HECLA MINING COMPANY
                 Consolidated Statements of Operations
          (dollars and shares in thousands, except per share
                         amounts - unaudited)

                                 Fourth Quarter        Year Ended
                                      Ended
                                Dec. 31, Dec. 31,   Dec. 31, Dec. 31,
                                 2004      2003      2004      2003
                               --------- --------- --------- ---------

  Sales of products            $ 28,746  $ 31,630  $130,826  $116,353
                               --------- --------- --------- ---------
  Cost of sales and other
   direct production costs       17,911    18,749    71,868    61,197
  Depreciation, depletion and
   amortization                   3,813     4,836    21,552    20,121
                               --------- --------- --------- ---------
                                 21,724    23,585    93,420    81,318
                               --------- --------- --------- ---------
Gross profit                      7,022     8,045    37,406    35,035
                               --------- --------- --------- ---------
Other operating expenses:
  General and administrative      2,562     2,304     8,731     8,407
  Exploration                     4,520     2,323    15,995     9,608
  Pre-development expense         2,679       347     4,227     1,395
  Depreciation and
   amortization                      95        73       326       341
  Other operating expense
   (income)                           6     1,113     1,723    (1,439)
  Provision for closed
   operations and
   environmental matters          1,200       289    11,170    23,777
                               --------- --------- --------- ---------
                                 11,062     6,449    42,172    42,089
                               --------- --------- --------- ---------
Income (loss) from operations    (4,040)    1,596    (4,766)   (7,054)
                               --------- --------- --------- ---------
Other income (expense):
  Interest income                   711       363     1,923     2,590
  Interest expense                  (43)     (493)     (500)   (1,407)
                               --------- --------- --------- ---------
                                    668      (130)    1,423     1,183
                               --------- --------- --------- ---------

Income (loss) before income
 taxes and cumulative effect
  of change in accounting
   principle                     (3,372)    1,466    (3,343)   (5,871)
Income tax benefit (provision)     (398)      705    (2,791)   (1,217)
                               --------- --------- --------- ---------
Income (loss) before
 cumulative effect of change
 in accounting principle         (3,770)    2,171    (6,134)   (7,088)
Cumulative effect of change in
 accounting principle,
 net of income tax                  - -       - -       - -     1,072
                               --------- --------- --------- ---------
Net income (loss)              $ (3,770) $  2,171  $ (6,134) $ (6,016)
                               ========= ========= ========= =========

Basic income (loss) per common
 share:
  Loss after preferred stock
   dividends                   $  (0.03) $  (0.07) $  (0.15) $  (0.17)
  Cumulative effect of change
   in accounting principle          - -       - -       - -      0.01
                               --------- --------- --------- ---------
Basic loss per common share
 (1)                           $  (0.03) $  (0.07) $  (0.15) $  (0.16)
                               ========= ========= ========= =========

Basic weighted average number
 of common shares outstanding   118,326   113,473   118,048   110,610
                               ========= ========= ========= =========

(1) For the quarters and years ended December 31, 2004 and 2003, preferred stock dividends of $0.1 million and $10.2 million, respectively, and $11.6 million and $12.2 million, respectively, are not included in the determination of net income (loss); however, they are included in determining loss applicable to common shareholders and loss per share. Both the 2004 and 2003 amounts include noncash dividends of approximately $10.9 million and $9.6 million, respectively, related to exchanges of preferred stock for common stock. Including the effects of preferred stock dividends, we reported a loss applicable to common shareholders of $3.9 million for the three months ended December 31, 2004, as compared to a loss applicable to common shareholders of $8.0 million during the same period in 2003. For the years ended December 31, 2004 and 2003, losses applicable to common shareholders totaled $17.7 million and $18.2 million, respectively.


                         HECLA MINING COMPANY
                      Consolidated Balance Sheets
             (dollars and shares in thousands - unaudited)

                                                   Dec. 31,   Dec. 31,
                                                     2004       2003
----------------------------------------------------------------------

ASSETS
----------------------------------------------------------------------
Current assets:
  Cash and cash equivalents                      $  52,610  $ 105,387
  Short-term investments                            28,178     18,003
  Accounts and notes receivable                     21,936     16,318
  Inventories                                       20,250     16,936
  Deferred income taxes                                - -      1,427
  Other current assets                               5,607      3,174
                                                  ---------  ---------
    Total current assets                           128,581    161,245
Investments                                          1,657        722
Restricted cash and investments                     19,789      6,447
Properties, plants and equipment, net              114,515     95,315
Deferred income taxes                                  - -        896
Other noncurrent assets                             14,906     13,570
                                                  ---------  ---------

Total assets                                     $ 279,448  $ 278,195
                                                  =========  =========

----------------------------------------------------------------------
LIABILITIES
----------------------------------------------------------------------
Current liabilities:
  Accounts payable and accrued expenses          $  16,042  $  13,847
  Accrued payroll and related benefits               9,405      7,307
  Current portion of debt                              - -      2,332
  Accrued taxes                                      2,379      3,193
  Current portion of accrued reclamation and
   closure costs                                     9,237      7,400
                                                  ---------  ---------
    Total current liabilities                       37,063     34,079
Long-term debt                                         - -      2,341
Accrued reclamation and closure costs               65,951     63,232
Other noncurrent liabilities                         7,107      7,114
                                                  ---------  ---------

Total liabilities                                  110,121    106,766
                                                  =========  =========


----------------------------------------------------------------------
SHAREHOLDERS' EQUITY
----------------------------------------------------------------------
Preferred stock                                         39        116
Common stock                                        29,588     28,886
Capital surplus                                    506,630    504,858
Accumulated deficit                               (367,832)  (361,560)
Accumulated other comprehensive income (loss)        1,020       (753)
Treasury stock                                        (118)      (118)
                                                  ---------  ---------

Total shareholders' equity                         169,327    171,429
                                                  ---------  ---------

Total liabilities and shareholders' equity       $ 279,448  $ 278,195
                                                  =========  =========

Common shares outstanding at end of year           118,343    115,535
                                                  =========  =========


                         HECLA MINING COMPANY
                 Consolidated Statements of Cash Flows
                  (dollars in thousands - unaudited)


                                                       Year Ended
                                                   Dec. 31,   Dec. 31,
                                                     2004       2003
----------------------------------------------------------------------

OPERATING ACTIVITIES
----------------------------------------------------------------------
Net loss                                           $ (6,134) $ (6,016)
Noncash elements included in net loss:
  Depreciation, depletion and amortization           21,878    20,462
  Cumulative effect of change in accounting
   principle                                            - -    (1,072)
  Gain on disposition of properties, plants and
   equipment                                           (222)     (350)
  Provision for reclamation and closure costs        10,271    24,086
  Deferred incomes taxes                              2,323       677
  Stock compensation                                    495       - -
Change in assets and liabilities:
  Accounts and notes receivable                      (5,618)   (6,164)
  Inventories                                        (3,314)   (2,178)
  Other current and noncurrent assets                (3,163)   (2,051)
  Accounts payable and accrued expenses               1,690     2,154
  Accrued payroll and related benefits                1,859       396
  Accrued taxes                                        (814)    1,621
  Accrued reclamation and closure costs and other
   noncurrent liabilities                            (5,917)   (5,588)
                                                    --------  --------
Net cash provided by operating activities            13,334    25,977
                                                    --------  --------

----------------------------------------------------------------------
INVESTING ACTIVITIES
----------------------------------------------------------------------
Additions to properties, plants and equipment       (41,371)  (19,535)
Proceeds from disposition of properties, plants
 and equipment                                          352       486
Purchase of short-term investments                  (35,034)  (21,053)
Maturity of short-term investments                   26,404     3,050
Increase in restricted investments                  (13,433)      (19)
Other, net                                               (2)        8
                                                    --------  --------
Net cash used by investing activities               (63,084)  (37,063)
                                                    --------  --------

----------------------------------------------------------------------
FINANCING ACTIVITIES
----------------------------------------------------------------------
Common stock issued under warrants and stock
 option plans                                         1,646    14,218
Issuance of common stock, net of offering costs         - -    91,243
Borrowings on debt                                    2,430     1,350
Repayment on debt                                    (7,103)   (9,880)
                                                    --------  --------
Net cash provided (used) by financing activities     (3,027)   96,931
                                                    --------  --------

Net increase (decrease) in cash and cash
 equivalents                                        (52,777)   85,845
Cash and cash equivalents at beginning of year      105,387    19,542
                                                    --------  --------

Cash and cash equivalents at end of year           $ 52,610  $105,387
                                                    ========  ========


                         HECLA MINING COMPANY
                            Production Data
   (dollars in thousands, except per ounce, and per ton - unaudited)


                         Fourth Quarter Ended        Year Ended
                         --------------------- -----------------------
                          Dec. 31,     Dec. 31,   Dec. 31,    Dec. 31,
                            2004         2003       2004        2003
----------------------------------------------------------------------
LA CAMORRA UNIT
----------------------------------------------------------------------
Tons of ore processed      41,305      52,552     199,453     197,591
Days of operation              83          83         334         327
Mining cost per ton      $  55.81    $  38.16  $    44.79  $    36.63
Milling cost per ton     $  13.39    $  11.22  $    13.12  $    12.56
Ore grade crushed - Gold
 (oz./ton)                  0.646       0.651       0.684       0.679
Gold produced (oz.)        28,015      31,782     130,437     126,567
Average cost per ounce
 of gold produced:
  Cash operating costs   $    229    $    181  $      176  $      154
  Total cash costs (1)   $    237    $    181  $      180  $      154
  Total production costs $    318    $    250  $      271  $      222
Capital additions        $  7,136    $  6,583  $   31,596  $   13,879

----------------------------------------------------------------------
SAN SEBASTIAN UNIT (2)
----------------------------------------------------------------------
Tons of ore processed         - -      39,320     128,711     150,717
Days of operation             - -          81         256         322
Mining cost per ton           - -    $  30.72  $    47.08  $    29.62
Milling cost per ton          - -    $  32.81  $    38.65  $    34.99
Ore grade milled -
 Silver (oz./ton)             - -       26.23       17.94       28.77
Ore grade milled - Gold
 (oz./ton)                    - -       0.360       0.287       0.347
Silver produced (oz.)         - -     949,600   2,042,173   4,085,038
Gold produced (oz.)           - -      12,674      33,563      47,721
Average cost per ounce
 of silver produced (3):
  Cash operating costs        - -    $  (1.19) $    (0.10) $    (0.46)
  Total cash costs (1)        - -    $  (0.94) $     0.21  $    (0.25)
  Total production costs      - -    $   0.25  $     2.11  $     0.71
Capital additions             - -    $    306  $      975  $    3,863

----------------------------------------------------------------------
GREENS CREEK UNIT
 (Reflects Hecla's
 29.73% share)
----------------------------------------------------------------------
Tons of ore milled         62,020      57,881     239,456     232,297
Days of operation              92          92         366         365
Mining cost per ton      $  29.17    $  28.76  $    28.07  $    27.72
Milling cost per ton     $  18.53    $  16.84  $    17.84  $    16.27
Ore grade milled -
 Silver (oz./ton)           15.56       19.58       16.65       19.69
Silver produced (oz.)     704,157     861,281   2,886,264   3,480,800
Gold produced (oz.)         5,949       7,209      25,624      29,564
Lead produced (tons)        1,858       2,131       7,384       8,289
Zinc produced (tons)        5,965       5,828      22,649      22,809
Average cost per ounce
 of silver produced (3):
  Cash operating costs   $   1.17    $   0.86  $     0.98  $     1.10
  Total cash costs (1)   $   1.39    $   0.98  $     1.13  $     1.18
  Total production costs $   3.35    $   3.33  $     3.47  $     3.64
Capital additions        $    775    $    990  $    3,754  $    1,887

----------------------------------------------------------------------
LUCKY FRIDAY UNIT
----------------------------------------------------------------------
Tons of ore milled         44,696      35,854     166,866     151,991
Days of operation              92          92         366         365
Mining cost per ton      $  58.08    $  55.11  $    55.60  $    49.90
Milling cost per ton     $   8.50    $   7.34  $     7.80  $     6.76
Ore grade milled -
 Silver (oz./ton)           12.55       15.45       13.11       15.76
Silver produced (oz.)     519,686     520,706   2,032,143   2,251,486
Lead produced (tons)        2,912       3,070      12,174      12,935
Zinc produced (tons)          811         697       2,995       2,532
Average cost per ounce
 of silver produced (3):
  Cash operating costs   $   5.53    $   5.24  $     5.12  $     4.86
  Total cash costs (1)   $   5.51    $   5.24  $     5.12  $     4.86
  Total production costs $   5.59    $   5.26  $     5.17  $     4.88
Capital additions        $  1,675    $    - -  $    5,060  $      - -


(1) Total cash costs per ounce of silver and gold represent non-U.S. generally accepted accounting principles (GAAP) measurements. A reconciliation of total cash costs to costs of sales and other direct production costs (GAAP) can be found in the cash costs per ounce reconciliation section of this news release.

(2) The mill that processes San Sebastian ore was closed due to a strike by mill workers during virtually all of the fourth quarter of 2004, making fourth quarter production statistics not meaningful.

(3) Gold produced is treated as a by-product credit in calculating silver costs per ounce.


                           HEDGED POSITIONS
                        As of December 31, 2004

Sold forward:  4,050 metric tons of lead @ average price of $0.355 per pound


                         HECLA MINING COMPANY
     Reconciliation of Cash Costs per Ounce to Generally Accepted
                    Accounting Principles (GAAP)(1)
    (dollars and ounces in thousands, except per ounce - unaudited)

                            Three Months Ended        Year Ended
                           --------------------- ---------------------
                           Dec. 31,     Dec. 31,  Dec. 31,   Dec. 31,
                             2004         2003      2004       2003

----------------------------------------------------------------------
GOLD OPERATIONS
----------------------------------------------------------------------
Total cash costs           $ 6,174      $ 5,782  $ 22,617    $ 19,498
Divided by gold ounces
 produced                       26           32       126         127
                            -------      -------  --------    --------
   Total cash cost per
    ounce produced         $   237      $   181  $    180    $    154
                            =======      =======  ========    ========
Reconciliation to GAAP (2):
   Total cash costs        $ 6,174      $ 5,782  $ 22,617    $ 19,498
   Treatment & freight
    costs                     (518)        (480)   (1,980)     (1,634)
   By-product credits          745          - -     1,892         - -
   Change in product
    inventory                  433          618     1,383        (810)
   Reclamation and other
    costs                       11           18         3          70
                            -------      ------- ---------    --------
   Costs of sales and other
    direct production costs
    (GAAP)                 $ 6,845      $ 5,938  $ 23,915    $ 17,124
                            =======      =======  ========    ========

----------------------------------------------------------------------
SILVER OPERATIONS
----------------------------------------------------------------------
Total cash costs           $ 3,829      $ 2,681  $ 14,078    $ 14,041
Divided by silver ounces
 produced                    1,310        2,332     6,961       9,817
                            -------      -------  --------    --------
   Total cash cost per
    ounce produced         $  2.92      $  1.15  $   2.02    $   1.43
                            =======      =======  ========    ========
Reconciliation to GAAP:
   Total cash costs        $ 3,829      $ 2,681  $ 14,078    $ 14,041
   Treatment & freight
    costs                   (4,765)      (4,804)  (19,044)    (18,556)
   By-product credits       10,593       13,397    50,340      47,082
   Change in product
    inventory                  851        1,044     1,395          33
   Strike-related costs        777          - -       777         - -
   Reclamation and other
    costs                     (219)         494       407         907
                            -------      -------  --------    --------
   Costs of sales and other
    direct production costs
    (GAAP)                 $11,066      $12,812  $ 47,953    $ 43,507
                            =======      =======  ========    ========

----------------------------------------------------------------------
GREENS CREEK UNIT (Reflects
 Hecla's 29.73% share)
----------------------------------------------------------------------
Total cash costs           $   977      $   844  $  3,257    $  4,108
Divided by silver ounces
 produced                      704          861     2,886       3,481
                            -------      -------  --------    --------
   Total cash cost per
    ounce produced         $  1.39      $  0.98  $   1.13    $   1.18
                            =======      =======  ========    ========
Reconciliation to GAAP:
   Total cash costs        $   977      $   844  $  3,257    $  4,108
   Treatment & freight
    costs                   (3,405)      (3,073)  (12,745)    (12,082)
   By-product credits        7,254        6,526    27,013      23,985
   Change in product
    inventory                 (263)        (856)     (231)       (472)
   Reclamation and other
    costs                      (79)         407       157         575
                            -------      -------  --------    --------
   Costs of sales and other
    direct production costs
    (GAAP)                 $ 4,484      $ 3,848  $ 17,451    $ 16,114
                            =======      =======  ========    ========

----------------------------------------------------------------------
SAN SEBASTIAN UNIT
----------------------------------------------------------------------
Total cash costs           $   (11)     $  (893) $    421    $ (1,007)
Divided by silver ounces
 produced                       86          950     2,042       4,085
                            -------      -------  --------    --------
   Total cash cost per
    ounce produced         $ (0.13)     $ (0.94) $   0.21    $  (0.25)
                            =======      =======  ========    ========
Reconciliation to GAAP:
   Total cash costs        $   (11)     $  (893) $    421    $ (1,007)
   Treatment & freight
    costs                      (32)        (564)   (1,069)     (2,158)
   By-product credits          720        4,982    13,493      17,367
   Change in product
    inventory                1,120        1,889     1,476         597
   Strike-related costs        777          - -       777         - -
   Reclamation and other
    costs                      (45)          77       224         294
                            -------      -------  --------    --------
   Costs of sales and other
    direct production costs
    (GAAP)                 $ 2,529      $ 5,491  $ 15,322    $ 15,093
                            =======      =======  ========    ========

----------------------------------------------------------------------
LUCKY FRIDAY UNIT
----------------------------------------------------------------------
Total cash costs           $ 2,863      $ 2,730  $ 10,400    $ 10,940
Divided by silver ounces
 produced                      520          521     2,032       2,251
                            -------      -------  --------    --------
   Total cash cost per
    ounce produced         $  5.51      $  5.24  $   5.12    $   4.86
                            =======      =======  ========    ========
Reconciliation to GAAP:
   Total cash costs        $ 2,863      $ 2,730  $ 10,400    $ 10,940
   Treatment & freight
    costs                   (1,328)      (1,167)   (5,230)     (4,316)
   By-product credits        2,619        1,889     9,834       5,730
   Change in product
    inventory                   (6)          11       150         (92)
   Reclamation and other
    costs                      (95)          10        26          38
                            -------      -------  --------    --------
   Costs of sales and other
    direct production costs
    (GAAP)                 $ 4,053      $ 3,473  $ 15,180    $ 12,300
                            =======      =======  ========    ========

(1) Cash costs per ounce of silver or gold represent non-U.S. generally accepted accounting principles (GAAP) measurements that management uses to monitor and evaluate the performance of its mining operations. We believe cash costs per ounce of silver or gold provide an indicator of profitability at each location and on a consolidated total, as well as a meaningful basis for which to compare other mining companies and other mining operating properties.

(2) Costs per ounce of gold are based on the gold produced by the La Camorra mine only. Gold produced from third-party mining operations located near the La Camorra mine is treated as a by-product credit and included in the calculation of gold costs per ounce.


    CONTACT: Hecla Mining Company
             Vicki Veltkamp, 208-769-4100